Filed pursuant to Rule 424(b)(3)

Registration No. 333-287889

Bitwise 10 Crypto Index ETF

SUPPLEMENT DATED JUNE 1, 2026

TO THE PROSPECTUS DATED DECEMBER 8, 2025

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of The Bitwise 10 Crypto Index ETF (the “Trust”), dated December 8, 2025 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose the addition of a new Custodian for the Trust’s Portfolio Crypto Assets.

Updates to the prospectus

The following supersedes and replaces the third paragraph of the “Prospectus Summary—Overview of the Trust” on page 1 of the Prospectus:

The Trust provides direct exposure to the value of the Portfolio Crypto Assets with Coinbase Custody Trust Company, LLC (“Coinbase Custody”) and/or Anchorage Digital Bank N.A. (“Anchorage Custody”) (each a “Custodian” and collectively the “Custodians”). Coinbase Custody is chartered as a New York State limited liability trust company that provides custody services for digital assets. Anchorage Custody is a national trust bank regulated by the Office of the Comptroller of the Currency that provides custody services for digital assets. The Custodians are not Federal Deposit Insurance Corporation (“FDIC”)-insured but carry insurance provided by private insurance carriers.

The following supersedes and replaces the “Prospectus Summary—The Trust’s Service Providers—The Custodian” on page 7 of the Prospectus:

The Custodians

Coinbase Custody Trust Company, LLC (“Coinbase Custody”) and Anchorage Digital Bank N.A. (“Anchorage Custody”) serve as the Trust’s Custodians pursuant to an agreement between each Custodian and the Trust (respectively, the “Coinbase Custodian Agreement” and the “Anchorage Custodian Agreement”, and each a “Custodian Agreement”). Coinbase Custody is a fiduciary under § 100 of the New York Banking Law. Anchorage Custody is a national trust bank with a principal address at 101 South Reid Street, Suite 329, Sioux Falls, SD 57103. Under each Custodian Agreement, the Custodian is responsible for safekeeping the Trust’s Portfolio Crypto Assets. The Custodians were each selected by the Sponsor. The Custodians have responsibility for opening a special account(s) that holds the Trust’s Portfolio Crypto Assets (each a “Custodial Account”) and implementing the controls designed by the Sponsor for the account, as well as facilitating the transfer of Portfolio Crypto Assets required for the operation of the Trust.

Coinbase Custody is a third-party limited purpose trust company that was chartered in 2018 upon receiving a trust charter from the New York Department of Financial Services. Coinbase Custody has among the longest track records in the industry of providing custodial services for digital-asset private keys. Anchorage Custody is a national trust bank regulated by the Office of the Comptroller of the Currency. The Sponsor believes that the Custodians’ policies, procedures, and controls for safekeeping, exclusively possessing, and controlling the Trust’s Portfolio Crypto Assets are consistent with industry best practices to protect against theft, loss, and unauthorized and accidental use of the private keys. The Custodial Accounts are segregated accounts and are therefore not commingled with corporate or other customer assets.

The Trust may retain additional Custodians from time to time pursuant to a Custodian agreement to perform certain services that are typical of a Custodian. The Sponsor may, in its sole discretion, add or terminate Custodians at any time.

The following supersedes and replaces the “Prospectus Summary—Custody of the Trust’s Assets” on page 9 of the Prospectus:

Custody of the Trust’s Assets

The Trust’s Custodians will maintain custody of all of the Trust’s Portfolio Crypto Assets, other than that which is maintained in a trading account (the “Trading Balance”) with Coinbase, Inc. (“Coinbase Inc.” or the “Prime Execution Agent”, which is an affiliate of Coinbase Custody), in the Custodial Accounts. The Trading Balance will only be used in the limited circumstances in which the Trust is using the Agent Execution Model to effectuate the purchases and sales of Portfolio Crypto Assets. The Custodians provide safekeeping of digital assets using a multi-layer cold storage security platform designed to provide offline security of the digital assets held by the Custodians. However, the Custodians are not banking institutions or otherwise members of the Federal Deposit Insurance Corporation (“FDIC”) and, therefore, deposits held with or assets held by the Custodians are not FDIC-insured. In addition, neither the Trust nor the Sponsor insure the Trust’s Portfolio Crypto Assets. Coinbase Custody has insurance coverage as a subsidiary under its parent company, Coinbase Global, Inc., which procures fidelity (e.g., crime) insurance to protect the organization from risks such as theft of funds. Specifically, the fidelity program provides coverage for the theft of funds held in hot or cold storage. The insurance program is provided by a syndicate of industry-leading insurers. Anchorage Custody has procured industry standard insurance coverage for services rendered under the Anchorage Custodian Agreement. The insurance maintained by Anchorage Custody is shared among all of Anchorage Custody’s customers, is not specific to the Trust or to customers holding Portfolio Crypto Assets with Anchorage Custody, and may not be available or sufficient to protect the Trust from all possible losses or sources of losses. The insurance programs do not cover, insure, or guarantee the performance of the Trust.

The Portfolio Crypto Assets in the Custodial Accounts may be held across multiple wallets, any of which will feature the following safety and security measures to be implemented by the Custodians:

●	Cold Storage: Cold storage in the context of Crypto Assets means keeping the reserve of Crypto Assets offline, which is a widely-used security precaution, especially when dealing with large amounts of Crypto Assets. Portfolio Crypto Assets held under custodianship with Coinbase Custody will be kept in high-security, offline, multi-layer cold storage vaults. This means that the private keys, the cryptographic component that allows a user to access Crypto Assets, are stored offline on hardware that has never been connected to the internet. Storing the private key offline minimizes the risk of the Crypto Assets being stolen. The Sponsor expects that all of the Trust’s Portfolio Crypto Assets custodied with Coinbase Custody will be held in cold storage of Coinbase Custody on an ongoing basis.

●	HSMs with Built-in Logic: Anchorage Custody provides safekeeping of Portfolio Crypto Assets using hardware security modules (“HSMs”) with embedded built-in custom business logic designed to provide security of the digital assets held by Anchorage Custody. Built-in logic refers to the custom policy rules embedded directly inside Anchorage Custody’s HSMs, allowing the hardware itself to validate and approve or reject transactions. Instead of blindly signing data, the HSM checks consensus requirements, whitelists, and other policies before any transactions are approved. This ensures that even if external systems are compromised, unauthorized transactions involving the Trust’s Crypto Assets cannot be approved.

●	Private Keys: All private keys are securely stored using multiple layers of high-quality encryption and in Custodian-owned hardware vaults in secure environments. No customers or third parties are given access to the Custodians’ private keys.

●	Whitelisting: Transactions are only sent to vetted, known addresses. The Custodians’ platforms support pre-approval and test transactions. The Custodians require authentication when adding or removing addresses for whitelisting. All instructions to initiate a whitelist addition or removal must be submitted via the Custodians’ platforms. When a whitelist addition or removal request is initiated, the initiating user will be prompted to authenticate their request using a two-factor authentication key. A consensus mechanism on the Custodians’ platforms dictates how many approvals are required in order for the consensus to be achieved to add or remove a whitelisted address. Only when the consensus is met is the underlying transaction considered officially approved. An account’s roster and user roles are maintained by the Custodians.

●	Audit Trails: Audit trails exist for all movement of Portfolio Crypto Assets within Custodian-controlled wallets and are audited annually for accuracy and completeness by an independent external audit firm.

In addition to the above measures, in accordance with each Custodian Agreement, Portfolio Crypto Assets held in custody with the Custodians are segregated from both the proprietary property of the Custodians and the assets of any other customer in accounts that clearly identify the Trust as the owner of the accounts.

Under the rare and limited circumstances when the Trust is utilizing the Agent Execution Model to acquire Portfolio Crypto Assets, a portion of the Trust’s Portfolio Crypto Asset holdings and cash holdings may be held with the Prime Execution Agent in the Trading Balance. The Trust will only utilize the Agent Execution Model when the Trust-Directed Trading Model is unavailable. Within the Trust’s Trading Balance, the Prime Execution Agreement provides that the Trust does not have an identifiable claim to any particular Portfolio Crypto Assets (and cash). Instead, the Trust’s Trading Balance represents an entitlement to a pro rata share of the Portfolio Crypto Assets (and cash) the Prime Execution Agent holds on behalf of customers who hold similar entitlements against the Prime Execution Agent. In this way, the Trust’s Trading Balance represents an omnibus claim on the Prime Execution Agent’s Portfolio Crypto Assets (and cash) held on behalf of the Prime Execution Agent’s customers. The Prime Execution Agent holds the Portfolio Crypto Assets associated with customer entitlements across a combination of omnibus cold wallets, omnibus “hot wallets” (meaning wallets whose private keys are generated and stored online in internet-connected computers or devices), or in omnibus accounts in the Prime Execution Agent’s name on a trading venue (including third-party venues and the Prime Execution Agent’s own execution venue) where the Prime Execution Agent executes orders to buy and sell Portfolio Crypto Assets on behalf of its clients. Within such omnibus hot and cold wallets and accounts, the Prime Execution Agent has represented to the Sponsor that it keeps the majority of assets in cold wallets to promote security while the balance of assets is kept in hot wallets to facilitate rapid withdrawals. However, the Sponsor has no control over, and for security reasons the Prime Execution Agent does not disclose to the Sponsor, the percentage of Portfolio Crypto Assets that the Prime Execution Agent holds for customers holding similar entitlements as the Trust, which are kept in omnibus cold wallets, as compared to omnibus hot wallets or omnibus accounts in the Prime Execution Agent’s name on a trading venue. The Prime Execution Agent has represented to the Sponsor that the percentage of assets maintained in cold versus hot storage is determined by ongoing risk analysis and market dynamics, in which the Prime Execution Agent attempts to balance anticipated liquidity needs for its customers as a class against the anticipated greater security of cold storage.

To the extent that the Trust engages an additional Custodian in the future (a “Future Custodian,” and with Coinbase Custody and Anchorage Custody, the “Custodians”), other than the Portfolio Crypto Assets held with the Prime Execution Agent in the Trust’s Trading Balance, the Sponsor will allocate the Trust’s Portfolio Crypto Assets between the Custodial Account at Coinbase Custody, Anchorage Custody, and the special account that holds the Trust’s Portfolio Crypto Assets at the Future Custodian (the “Future Custodial Account,” and with the Custodial Accounts, the “Custodial Accounts”). In determining the amount and percentage of the Trust’s Portfolio Crypto Assets to allocate to each Custodial Account, the Sponsor will consider (i) the concentration of the Trust’s Portfolio Crypto Assets at each Custodian, (ii) the Sponsor’s assessment of the safety and security policies and procedures of each Custodian, (iii) the insurance policies of each Custodian, (iv) the fees and expenses associated with the storage of the Trust’s Portfolio Crypto Assets at each Custodian, (v) the fees and expenses associated with the transfer to or from the Custodial Account at each Custodian, and (vi) any other factor the Sponsor deems relevant in making the allocation determination. The Sponsor does not intend to disclose the amount or percentage of the Trust’s Portfolio Crypto Assets held at either Coinbase Custody, Anchorage Custody, or a Future Custodian, and the Sponsor may change the allocation between the Custodians at any time and without notice to Shareholders. The fees and expenses associated with the transfer of Portfolio Crypto Assets between the Custodial Account at each Custodian will be borne by the Sponsor, not the Trust or the Shareholders. Any transfer of Portfolio Crypto Assets between the Custodial Accounts at each Custodian will occur “on-chain” over the Portfolio Crypto Assets network. On-chain transactions are subject to all of the risks of the applicable Crypto Asset network, including the risk that transactions will be made erroneously and are generally irreversible.

The Trust relies on the Cash Custodian to hold any cash related to the creation and redemption of Shares, purchase, or sale of Portfolio Crypto Assets or held for payment of expenses not assumed by the Sponsor.

The Transfer Agent will facilitate the settlement of Shares in response to the placement of purchase and redemption orders from Authorized Participants.

The following supersedes and replaces the risk factor “Risks Factors—Risks Associated with Investing in the Trust—Security threats and cyberattacks could result in the halting of Trust operations and a loss of Trust assets or damage to the reputation of the Trust, each of which could result in a reduction in the price of the Shares.” on page 16 of the Prospectus:

Security threats and cyberattacks could result in the halting of Trust operations and a loss of Trust assets or damage to the reputation of the Trust, each of which could result in a reduction in the price of the Shares.

Security breaches, cyberattacks, computer malware, and computer hacking attacks have been a prevalent concern in relation to digital assets. Multiple thefts of bitcoin, ether, and other digital assets from other holders have occurred in the past. Because of the pseudonymous nature of most Crypto Asset blockchains, thefts can be difficult to trace, which may make Crypto Assets a particularly attractive target for theft. Cybersecurity failures or breaches of one or more of the Trust’s service providers (including but not limited to, the Transfer Agent, the Marketing Agent, the Administrator, Cash Custodian, or the Custodians) have the ability to cause disruptions and impact business operations, potentially resulting in financial losses, violations of applicable privacy and other laws, regulatory fines, penalties, reputational damage, reimbursement or other compensation costs, and/or additional compliance costs.

The Trust and its service providers’ use of internet, technology and information systems (including mobile devices and cloud-based service offerings) may expose the Trust to potential risks linked to cybersecurity breaches of those technological or information systems. The Sponsor believes that the Trust’s Crypto Assets held in the Custodial Accounts at the Custodians or Trading Balance held with the Prime Execution Agent will be an appealing target to hackers or malware distributors seeking to destroy, damage, or steal the Trust’s Crypto Assets and will only become more appealing as the Trust’s assets grow. To the extent that the Trust, Sponsor, Custodians, or Prime Execution Agent is unable to identify and mitigate or stop new security threats or otherwise adapt to technological changes in the digital asset industry, the Trust’s Portfolio Crypto Assets may be subject to theft, loss, destruction, or other attack.

The Sponsor believes that the security procedures in place for the Trust, including but not limited to, offline storage or cold storage, HSMs with built-in logic, multiple encrypted private key “shards,” and other measures, are reasonably designed to safeguard the Trust’s Portfolio Crypto Assets. Nevertheless, the security procedures cannot guarantee the prevention of any loss due to a security breach, software defect, or act of God that may be borne by the Trust and the security procedures may not protect against all errors, software flaws, or other vulnerabilities in the Trust’s technical infrastructure, which could result in theft, loss or damage of its assets. The Sponsor does not control the Custodians’ or Prime Execution Agent’s operations or their implementation of such security procedures, and there can be no assurance that such security procedures will actually work as designed or prove to be successful in safeguarding the Trust’s assets against all possible sources of theft, loss, or damage. Assets not held in cold storage or in HSMs with built-in logic, such as assets held in a trading account, may be more vulnerable to security breach, hacking, or loss than assets held in cold storage or HSMs with built-in logic. Furthermore, assets held in a trading account, including the Trust’s Trading Balance at the Prime Execution Agent, are held on an omnibus, rather than segregated basis, which creates greater risk of loss.

The security procedures and operational infrastructure may be breached due to the actions of outside parties, error or malfeasance of an employee of the Sponsor, Prime Execution Agent, Custodians, or otherwise, and, as a result, an unauthorized party may obtain access to the Custodial Accounts with the Custodians or the Trust’s Trading Balance with the Prime Execution Agent, the private keys, or other data of the Trust. Additionally, outside parties may attempt to fraudulently induce employees of the Sponsor, Custodians, Prime Execution Agent, or the Trust’s other service providers to disclose sensitive information in order to gain access to the Trust’s infrastructure. As the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, or may be designed to remain dormant until a predetermined event and often are not recognized until launched against a target, the Sponsor, Custodians, or Prime Execution Agent may be unable to anticipate these techniques or implement adequate preventative measures.

An actual or perceived breach of the Custodial Accounts with the Custodians or the Trust’s Trading Balance with the Prime Execution Agent could harm the Trust’s operations, result in partial or total loss of the Trust’s assets, damage the Trust’s reputation, and negatively affect the market perception of the effectiveness of the Trust, all of which could in turn reduce demand for the Shares, resulting in a reduction in the price of the Shares. The Trust may also cease operations, the occurrence of which could similarly result in a reduction in the price of the Shares.

While the Sponsor and the Trust’s service providers have established business continuity plans and systems that they respectively believe are reasonably designed to prevent cyberattacks, there are inherent limitations in such plans and systems including the possibility that certain risks have not been, or cannot be, identified. Service providers may have limited indemnification obligations to the Trust, which could be negatively impacted as a result.

If the Trust’s holdings of Portfolio Crypto Assets are lost, stolen, or destroyed under circumstances rendering a party liable to the Trust, the responsible party may not have the financial resources sufficient to satisfy the Trust’s claim. For example, as to a particular event of loss, the only source of recovery for the Trust may be limited to the relevant custodian or, to the extent identifiable, other responsible third parties (for example, a thief or terrorist), any of which may not have the financial resources (including liability insurance coverage) to satisfy a valid claim of the Trust. Similarly, as noted below, the Custodians and Prime Execution Agent have limited liability to the Trust, which could adversely affect the Trust’s ability to seek recovery from them, even when the Custodians’ or Prime Execution Agent’s actions or failure to act are the cause of the Trust’s loss.

It may not be possible, either because of a lack of available policies or because of prohibitive cost, for the Trust to obtain insurance that would cover losses of the Trust’s Portfolio Crypto Assets. If an uninsured loss occurs or a loss exceeds policy limits, the Trust could lose all of its assets.

The following supersedes and replaces the risk factor “Risks Factors—Risks Associated with Investing in the Trust—The Trust’s Portfolio Crypto Assets may be subject to loss, damage, theft, or restriction on access.” on page 18 of the Prospectus:

The Trust’s Portfolio Crypto Assets may be subject to loss, damage, theft, or restriction on access.

There is a risk that part or all of the Trust’s Portfolio Crypto Assets could be lost, stolen, or destroyed, potentially by the loss or theft of the private keys held by the Custodians or Prime Execution Agent associated with Trust’s Portfolio Crypto Assets. The Sponsor believes that the Custodians’ and Prime Execution Agent’s operations are an appealing target to hackers or malware distributors seeking to destroy, damage, or steal Portfolio Crypto Assets or private keys. Although the Custodians and Prime Execution Agent use multiple means and layers of security to minimize the risk of loss, damage, and theft, neither the Custodians, Prime Execution Agent, nor the Sponsor can guarantee that such security will prevent such loss, damage, or theft, whether caused intentionally, accidentally, or by act of God. Access to the Trust’s Portfolio Crypto Assets could also be restricted by natural events (such as an earthquake or flood), human actions (such as a terrorist attack), or security or compliance measures (such as in response to a hard fork). Any of these events may adversely affect the operations of the Trust and, consequently, an investment in the Shares.

The following supersedes and replaces the risk factor “Risks Factors—Risks Associated with Investing in the Trust—The value of the Shares will be adversely affected if the Trust is required to indemnify the Trustee, the Administrator, the Transfer Agent, the Custodian, Prime Execution Agent or the Cash Custodian.” on page 18 of the Prospectus:

The value of the Shares will be adversely affected if the Trust is required to indemnify the Trustee, the Administrator, the Transfer Agent, the Custodian, Prime Execution Agent or the Cash Custodian.

Under the Trust Agreement and the Trust’s service provider agreements, each of the Trustee, Administrator, Transfer Agent, Custodians, Prime Execution Agent, Cash Custodian, and Sponsor has a right to be indemnified by the Trust for any liability or expense it incurs, subject to certain exceptions. Therefore, the Trustee, Administrator, Transfer Agent, Custodians, Prime Execution Agent, Cash Custodian, or Sponsor may require that the assets of the Trust be sold in order to cover losses or liability suffered by it. Any sale of that kind would reduce the net assets of the Trust and the NAV.

The following supersedes and replaces the risk factor “Risks Factors—Other Risks—Shareholders’ limited rights of legal recourse against the Trust, Sponsor, Administrator, Transfer Agent, Sub-Transfer Agent, Cash Custodian, Prime Execution Agent, and Custodian, and the Trust’s lack of direct insurance protection expose the Trust and its Shareholders to the risk of loss of the Trust’s Portfolio Crypto Assets for which no person is liable.” on page 22 of the Prospectus:

Shareholders’ limited rights of legal recourse against the Trust, Sponsor, Administrator, Transfer Agent, Sub-Transfer Agent, Cash Custodian, Prime Execution Agent, and Custodians, and the Trust’s lack of direct insurance protection expose the Trust and its Shareholders to the risk of loss of the Trust’s Portfolio Crypto Assets for which no person is liable.

The Trust is not a banking institution and is not a member of the FDIC or Securities Investor Protection Corporation (“SIPC”) and, therefore, investments in the Trust are not subject to the protections enjoyed by depositors with FDIC or SIPC member institutions. Likewise, the Custodians are not a depository institution and are not a member of the FDIC or SIPC and, therefore, the Trust’s assets held with the Custodians are not subject to FDIC or SIPC insurance coverage. In addition, neither the Trust nor the Sponsor insure the Trust’s Portfolio Crypto Assets.

Coinbase Custody’s parent, Coinbase Global, Inc. (“Coinbase Global”) maintains a commercial crime insurance policy of up to $320 million, which is intended to cover the loss of client assets held by Coinbase Global and all of its subsidiaries, including Coinbase Custody and the Prime Execution Agent (collectively, Coinbase Global and its subsidiaries are referred to as the “Coinbase Insureds”), including from employee collusion or fraud, physical loss including theft, damage of key material, security breach or hack, and fraudulent transfer. The insurance maintained by the Coinbase Global is shared among all of Coinbase’s customers, is not specific to the Trust or to customers holding Portfolio Crypto Assets with Coinbase Custody or Prime Execution Agent and may not be available or sufficient to protect the Trust from all possible losses or sources of losses. Coinbase Global’s insurance may not cover the type of losses experienced by the Trust. Alternatively, the Trust may be forced to share such insurance proceeds with other clients or customers of the Coinbase Insureds, which could reduce the amount of such proceeds that are available to the Trust. In addition, the Crypto Asset insurance market is limited, and the level of insurance maintained by Coinbase Global may be substantially lower than the assets of the Trust. While Coinbase Custody maintains certain capital reserve requirements depending on the assets under custody, and such capital reserves may provide additional means to cover client asset losses, the Trust cannot be assured that Coinbase Custody will maintain capital reserves sufficient to cover actual or potential losses with respect to the Trust’s digital assets.

Furthermore, under the Coinbase Custodian Agreement, Coinbase Custody’s liability is limited as follows, among others: (i) other than with respect to claims and losses arising from spot trading of Portfolio Crypto Assets, or fraud or willful misconduct, the Mutually Capped Liabilities (defined below), Coinbase Custody’s aggregate liability under the Coinbase Custodian Agreement shall not exceed the greater of (A) the greater of (x) $5 million and (y) the aggregate fees paid by the Trust to Coinbase Custody in the 12 months prior to the event giving rise to Coinbase Custody’s liability, and (B) the value of the affected Portfolio Crypto Assets or cash giving rise to Coinbase Custody’s liability; (ii) in respect of Coinbase Custody’s obligations to indemnify the Trust and its affiliates against third-party claims and losses to the extent arising out of or relating to, among others, Coinbase Custody’s gross negligence, violation of its confidentiality, data protection and/or information security obligations, or violation of any law, rule, or regulation with respect to the provision of its services (the “Mutually Capped Liabilities”), Coinbase Custody’s liability shall not exceed the greater of (A) $5 million and (B) the aggregate fees paid by the Trust to Coinbase Custody in the 12 months prior to the event giving rise to Coinbase Custody’s liability; and (iii) in respect of any incidental, indirect, special, punitive, consequential, or similar losses, Coinbase Custody is not liable, even if Coinbase Custody has been advised of or knew or should have known of the possibility thereof. In general, Coinbase Custody is not liable under the Coinbase Custodian Agreement unless in the event of its negligence, fraud, material violation of applicable law, or willful misconduct. Coinbase Custody is not liable for delays, suspension of operations, failure in performance, or interruption of service to the extent it is directly due to a cause or condition beyond the reasonable control of Coinbase Custody. In the event of potential losses incurred by the Trust as a result of Coinbase Custody losing control of the Trust’s Portfolio Crypto Assets or failing to properly execute instructions on behalf of the Trust, Coinbase Custody’s liability with respect to the Trust will be subject to certain limitations, which may allow it to avoid liability for potential losses or may be insufficient to cover the value of such potential losses, even if Coinbase Custody directly caused such losses.

Any insurance coverage obtained by or for Anchorage Custody is solely for the benefit of Anchorage Custody and does not guarantee or insure the Trust in any way.

Furthermore, under the Anchorage Custodian Agreement, except for Anchorage Custody’s gross negligence, willful misconduct or fraud, Anchorage Custody shall not be liable for any losses, whether in contract, tort or otherwise, incurred by the Trust, for any amount in excess of fees paid by the Trust in the twelve (12) months prior to when the liability arises. Further, in no event will Anchorage Custody be liable (i) for acts or omissions under a mere negligence standard, (ii) losses which arise from Anchorage Custody’s compliance with applicable laws, including sanctions laws administered by OFAC; or (iii) special, indirect or consequential damages, or lost profits or loss of business arising in connection with the Anchorage Custodian Agreement. This limitation of liability shall not limit any losses or claims arising from Anchorage Custody’s gross negligence, willful misconduct or fraud. Anchorage Custody shall not be liable to the Trust for delays, suspension of operations, whether temporary or permanent, failure in performance of the Anchorage Custodian Agreement, or interruption of service in each case to the extent it is directly due to a cause or condition entirely beyond the reasonable control of Anchorage Custody.

Similarly, under the Prime Execution Agreement, the Prime Execution Agent’s liability is limited as follows, among others: (i) other than with respect to claims and losses arising from spot trading of Portfolio Crypto Assets, or fraud or willful misconduct, or the PB Mutually Capped Liabilities (defined below), the Prime Execution Agent’s aggregate liability shall not exceed the greater of (A) the greater of (x) $5 million and (y) the aggregate fees paid by the Trust to the Prime Execution Agent in the 12 months prior to the event giving rise to the Prime Execution Agent’s liability, and (B) the value of the cash or affected Portfolio Crypto Assets giving rise to the Prime Execution Agent’s liability; (ii) in respect of the Prime Execution Agent’s obligations to indemnify the Trust and its affiliates against third-party claims and losses to the extent arising out of or relating to, among others, the Prime Execution Agent’s gross negligence, violation of its confidentiality, data protection and/or information security obligations, violation of any law, rule, or regulation with respect to the provision of its services, or the full amount of the Trust’s assets lost due to the insolvency of or security event at a Connected Trading Venue (as defined below) (the “PB Mutually Capped Liabilities”), the Prime Execution Agent’s liability shall not exceed the greater of (A) $5 million and (B) the aggregate fees paid by the Trust to the Prime Execution Agent in the 12 months prior to the event giving rise to the Prime Execution Agent’s liability; and (iii) in respect of any incidental, indirect, special, punitive, consequential, or similar losses, the Prime Execution Agent is not liable, even if the Prime Execution Agent has been advised of or knew or should have known of the possibility thereof. In general, with limited exceptions (such as for failing to execute an order), the Prime Execution Agent is not liable under the Prime Execution Agreement unless in the event of its gross negligence, fraud, material violation of applicable law, or willful misconduct. The Prime Execution Agent is not liable for delays, suspension of operations, failure in performance, or interruption of service to the extent it is directly due to a cause or condition beyond the reasonable control of the Prime Execution Agent. These and the other limitations on the Prime Execution Agent’s liability may allow it to avoid liability for potential losses or may be insufficient to cover the value of such potential losses, even if the Prime Execution Agent directly caused such losses. Both the Trust and the Prime Execution Agent and its affiliates (including Coinbase Custody) are required to indemnify each other under certain circumstances.

Moreover, in the event of an insolvency or bankruptcy of the Prime Execution Agent (in the case of the Trading Balance) or the Custodians (in the case of the Custodial Accounts) in the future, given that the contractual protections and legal rights of customers with respect to digital assets held on their behalf by third parties are relatively untested in a bankruptcy of an entity such as the Custodians or Prime Execution Agent in the virtual currency industry, there is a risk that customers’ assets—including the Trust’s assets—may be considered the property of the bankruptcy estate of the Prime Execution Agent (in the case of the Trading Balance) or the Custodians (in the case of the Custodial Accounts), and customers—including the Trust—may be at risk of being treated as general unsecured creditors of such entities and subject to the risk of total loss or markdowns on value of such assets.

The Coinbase Custodian Agreement and the Anchorage Custodian Agreement each contain an agreement by the parties to treat the Portfolio Crypto Assets credited to the Custodial Accounts as financial assets under Article 8 of the New York Uniform Commercial Code and Article 8 of the Uniform Commercial Code as adopted and implemented by South Dakota law, respectively (“Article 8”). Anchorage Custody has also agreed to hold Trust assets for the benefit of the Trust as the entitlement holder, meaning such assets will not be commingled with Anchorage Custody’s proprietary assets. The Coinbase Custodian Agreement also states that Coinbase Custody will serve as fiduciary and custodian on the Trust’s behalf. Coinbase Custody’s parent, Coinbase Global, Inc., has stated in its most recent public securities filings that in light of the inclusion in its custody agreements of provisions relating to Article 8 it believes that a court would not treat custodied digital assets as part of its general estate in the event Coinbase Custody were to experience insolvency. However, due to the novelty of digital asset custodial arrangements courts have not yet considered this type of treatment for custodied digital assets and it is not possible to predict with certainty how they would rule in such a scenario. If a Custodian became subject to insolvency proceedings and a court were to rule that the custodied Portfolio Crypto Assets were part of a Custodian’s general estate and not the property of the Trust, then the Trust would be treated as a general unsecured creditor in such Custodian’s insolvency proceedings and the Trust could be subject to the loss of all or a significant portion of its assets. Moreover, in the event of the bankruptcy of a Custodian, an automatic stay could go into effect and protracted litigation could be required in order to recover the assets held with such Custodian, all of which could significantly and negatively impact the Trust’s operations and the value of the Shares.

With respect to the Prime Execution Agreement, there is a risk that the Trading Balance, in which the Trust’s Portfolio Crypto Assets and cash is held in omnibus accounts by the Prime Execution Agent (in the latter case, as described below in “Loss of a critical banking relationship for, or the failure of a bank used by, the Prime Execution Agent could adversely impact the Trust’s ability to create or redeem Baskets, or could cause losses to the Trust”), could be considered part of the Prime Execution Agent’s bankruptcy estate in the event of the Prime Execution Agent’s bankruptcy. The Prime Execution Agreement contains an Article 8 opt-in clause with respect to the Trust’s assets held in the Trading Balance.

The Prime Execution Agent is not required to hold any of the Portfolio Crypto Assets or cash in the Trust’s Trading Balance in segregation. Within the Trading Balance, the Prime Execution Agreement provides that the Trust does not have an identifiable claim to any particular Portfolio Crypto Asset (and cash). Instead, the Trust’s Trading Balance represents an entitlement to a pro rata share of the Portfolio Crypto Assets (and cash) the Prime Execution Agent has allocated to the omnibus wallets the Prime Execution Agent holds, as well as the accounts in the Prime Execution Agent’s name that the Prime Execution Agent maintains at Connected Trading Venues (the “Connected Trading Venue”) (which are typically held on an omnibus, rather than segregated, basis). If the Prime Execution Agent suffers an insolvency event, there is a risk that the Trust’s assets held in the Trading Balance could be considered part of the Prime Execution Agent’s bankruptcy estate, and the Trust could be treated as a general unsecured creditor of the Prime Execution Agent, which could result in losses for the Trust and Shareholders. Moreover, in the event of the bankruptcy of the Prime Execution Agent, an automatic stay could go into effect and protracted litigation could be required in order to recover the assets held with the Prime Execution Agent, all of which could significantly and negatively impact the Trust’s operations and the value of the Shares.

Under the Trust Agreement, the Sponsor will not be liable for any liability or expense incurred, including, without limitation, as a result of any loss of Portfolio Crypto Assets by the Custodians or Prime Execution Agent, absent gross negligence, bad faith, or willful misconduct on the part of the Sponsor. As a result, the recourse of the Trust or the Shareholders to the Sponsor, including in the event of a loss of Portfolio Crypto Assets by the Custodians or Prime Execution Agent, is limited.

The Shareholders’ recourse against the Sponsor and the Trust’s other service providers for the services they provide to the Trust, including, without limitation, those relating to the holding of Portfolio Crypto Assets or the provision of instructions relating to the movement of Portfolio Crypto Assets, is limited. For the avoidance of doubt, neither the Sponsor, the Trustee, nor any of their affiliates, nor any other party has guaranteed the assets or liabilities, or otherwise assumed the liabilities, of the Trust, or the obligations or liabilities of any service provider to the Trust, including, without limitation, the Custodians and Prime Execution Agent. The Prime Execution Agreement and each Custodian Agreement provide that neither the Sponsor nor its affiliates shall have any obligation of any kind or nature whatsoever, by guaranty, enforcement, or otherwise, with respect to the performance of any the Trust’s obligations, agreements, representations, or warranties under the Prime Execution Agreement or a Custodian Agreement or any transaction thereunder. Consequently, a loss may be suffered with respect to the Trust’s Portfolio Crypto Assets that is not covered by insurance and for which no person is liable in damages. As a result, the recourse of the Trust or the Shareholders, under applicable law, is limited.

The following supersedes and replaces the risk factor “Risks Factors—Other Risks—A loss of confidence or breach of the Custodian may adversely affect the Trust and the value of an investment in the Shares.” on page 26 of the Prospectus:

A loss of confidence or breach of the Custodians may adversely affect the Trust and the value of an investment in the Shares.

Custody and security services for the Trust’s Portfolio Crypto Assets are provided by Coinbase Custody and Anchorage Custody, although the Trust may retain one or more additional custodians at a later date. Portfolio Crypto Assets held by the Trust may be custodied or secured in different ways (for example, a portion of the Trust’s Portfolio Crypto Assets holdings may be custodied by Coinbase Custody, another portion may be custodied by Anchorage Custody and yet another portion by another third-party custodian). Over time, the Trust may change the custody or security arrangement for all or a portion of its holdings. The Sponsor will decide the appropriate custody and arrangements based on, among other factors, the availability of experienced custodians and the Trust’s ability to securely safeguard the Portfolio Crypto Assets.

The following supersedes and replaces the risk factor “Risks Factors—Other Risks—If the Custodian Agreement or Prime Execution Agreement is terminated or the Custodian or Prime Execution Agent fails to provide services as required, the Sponsor may need to find and appoint a replacement custodian or prime broker, which could pose a challenge to the safekeeping of the Trust’s Portfolio Crypto Assets, and the Trust’s ability to continue to operate may be adversely affected.” on page 27 of the Prospectus:

If a Custodian Agreement or Prime Execution Agreement is terminated or the Custodians or Prime Execution Agent fails to provide services as required, the Sponsor may need to find and appoint a replacement custodian or prime broker, which could pose a challenge to the safekeeping of the Trust’s Portfolio Crypto Assets, and the Trust’s ability to continue to operate may be adversely affected.

The Trust is dependent on the Custodians, which are Coinbase Custody and Anchorage Custody, and to a lesser extent, the Prime Execution Agent, Coinbase, Inc., to operate. The Custodians perform essential functions in terms of safekeeping the Trust’s Portfolio Crypto Assets in the Custodial Accounts, and Coinbase Custody’s affiliate, Coinbase, Inc., in its capacity as Prime Execution Agent under the Agent Execution Model. If Coinbase Custody, Anchorage Custody, or Coinbase, Inc. fails to perform the functions they perform for the Trust, the Trust may be unable to operate or create or redeem Baskets, which could force the Trust to liquidate or adversely affect the price of the Shares.

Alternatively, the Sponsor could decide to replace Coinbase Custody or Anchorage Custody as a Custodian with custody of the Trust’s Portfolio Crypto Assets, pursuant to the Custodian Agreements. Similarly, Coinbase Custody, Anchorage Custody, or Coinbase, Inc. could terminate services under the Custodian Agreements or the Coinbase Prime Broker Agreement (the “Prime Execution Agreement”) respectively. Transferring maintenance responsibilities of a Custodial Account at a Custodian to another custodian will likely be complex and could subject the Trust’s Portfolio Crypto Assets to the risk of loss during the transfer, which could have a negative impact on the performance of the Shares or result in loss of the Trust’s assets. As Prime Execution Agent, Coinbase, Inc. does not guarantee uninterrupted access to the Trading Platform or the services it provides to the Trust as Prime Execution Agent. Under certain circumstances, Coinbase, Inc. is permitted to halt or suspend trading on its trading platform, or impose limits on the amount or size of, or reject, the Trust’s orders, including in the event of, among others, (a) delays, suspension of operations, failure in performance, or interruption of service that are directly due to a cause or condition beyond the reasonable control of Coinbase Inc, (b) the Trust has engaged in unlawful or abusive activities or fraud, (c) the acceptance of the Trust’s order would cause the amount of Trade Credits extended to exceed the maximum amount of Trade Credit (as defined below) that the Trust’s agreement with the Trade Credit Lender permits to be outstanding at any one time, or (d) a security or technology issue occurred and is continuing that results in Coinbase, Inc. being unable to provide trading services or accept the Trust’s order, in each case, subject to certain protections for the Trust. Also, if Coinbase Custody, Anchorage Custody or Coinbase, Inc. become insolvent, suffer business failure, cease business operations, default on or fail to perform their obligations under their contractual agreements with the Trust, or abruptly discontinue the services they provide to the Trust for any reason, the Trust’s operations would be adversely affected.

The Sponsor may not be able to find a party willing to serve as the custodian of the Trust’s Portfolio Crypto Assets or as the Trust’s prime execution agent under the same terms as the current Custodian Agreements or Prime Execution Agreement or at all. To the extent that Sponsor is not able to find a suitable party willing to serve as the custodian or prime execution agent, the Sponsor may be required to terminate the Trust and liquidate the Trust’s Portfolio Crypto Assets. In addition, to the extent that the Sponsor finds a suitable party but must enter into a modified Custodian Agreement or Prime Execution Agreement that is less favorable for the Trust, the value of the Shares could be adversely affected. If the Trust is unable to find a replacement prime execution agent, its operations could be adversely affected.

The following supersedes and replaces the risk factor “Risks Factors—Other Risks—Coinbase Custody serves as the Custodian and Coinbase, Inc. serves as the prime broker for several competing exchange-traded Crypto Asset products, which could adversely affect the Trust’s operations and ultimately the value of the Shares.” on page 27 of the Prospectus:

Coinbase Custody and Anchorage Custody both serve as a Custodian and Coinbase, Inc. serves as the prime broker for several competing exchange-traded Crypto Asset products which could adversely affect the Trust’s operations and ultimately the value of the Shares.

By virtue of the relatively limited number of institutionally capable providers of crypto asset custody services, Anchorage Custody and Coinbase Custody serve as the custodian for several exchange-traded products in the crypto category. Moreover, Coinbase Custody and Prime Execution Agent are both affiliates of Coinbase Global. As of the date hereof, Coinbase Global is the largest publicly traded Crypto Asset company in the world by market capitalization and is also the largest Crypto Asset custodian in the world by assets under custody. By virtue of its leading market position and capabilities, and the relatively limited number of institutionally capable providers of Crypto Asset brokerage and custody services, Coinbase Custody serves as the Custodian and Coinbase, Inc. serves as prime broker for several competing exchange-traded Crypto Asset products. Therefore, Coinbase Global has a critical role in supporting the U.S. spot Crypto Asset exchange-traded product ecosystem. Coinbase Global and Anchorage Custody may fail to properly resource their operations to adequately support all such products that use their services, which could harm the Trust, the Shareholders and the value of the Shares. If the Trust needed to utilize the Agent Execution Model to buy or sell Portfolio Crypto Assets because no Trading Counterparties were willing or able to effectuate the Trust’s transactions, and the Prime Execution Agent were to favor the interests of certain products over others, it could result in inadequate attention or comparatively unfavorable commercial terms to less favored products, which could adversely affect the Trust’s operations and ultimately the value of the Shares.

The following supersedes and replaces the risk factor “Risks Factors—Other Risks—The Sponsor may need to find and appoint a replacement Custodian or Cash Custodian quickly, which could pose a challenge to the safekeeping of the Trust’s Portfolio Crypto Assets and cash.” on page 27 of the Prospectus:

The Sponsor may need to find and appoint a replacement Custodian or Cash Custodian quickly, which could pose a challenge to the safekeeping of the Trust’s Portfolio Crypto Assets and cash.

The Sponsor may need to replace Coinbase Custody or Anchorage Custody as a Custodian of the Trust’s Portfolio Crypto Assets or BNY Mellon as the cash custodian of the Trust’s cash and cash equivalents as a result of the insolvency, business failure or interruption, default, failure to perform, security breach, or other problems. Transferring maintenance responsibilities of the Trust’s accounts with a Custodian and/or Cash Custodian to another party will likely be complex and could subject the Trust’s Portfolio Crypto Assets to the risk of loss during the transfer, which could have a negative impact on the performance of the Shares or result in loss of the Trust’s assets. The Sponsor may not be able to find a party willing to serve as a Custodian or Cash Custodian under the same terms as the current Custodian Agreements or Cash Custody Agreement, respectively. To the extent that Sponsor is not able to find a suitable party willing to serve as a Custodian or Cash Custodian, as applicable, the Sponsor may be required to terminate the Trust and liquidate the Trust’s Portfolio Crypto Assets. In addition, to the extent that the Sponsor finds a suitable party but must enter into modified custodial services agreements that cost more, the value of the Shares could be adversely affected.

The following supersedes and replaces the risk factor “Risks Factors—Other Risks—The Custodian could become insolvent.” on page 28 of the Prospectus:

A Custodian could become insolvent.

The Trust’s assets will be held in one or more accounts maintained for the Trust by the Custodians and Cash Custodian. The Custodians are not a depository institution as they are not insured by the FDIC. The insolvency of a Custodian or of any broker, custodian bank, or clearing corporation used by a Custodian, may result in the loss of all or a substantial portion of the Trust’s assets or in a significant delay in the Trust having access to those assets. Additionally, custody of digital assets presents inherent and unique risks relating to access loss, theft, and means of recourse in such scenarios. These risks are applicable to the Trust’s use of Coinbase Custody and Anchorage Custody.

The following supersedes and replaces the section entitled “Custody of the Trust’s Assets” on page 38 of the Prospectus:

Custody of the Trust’s Assets

The Trust has entered into an agreement with the Custodians, the Custodian Agreements, pursuant to which the Custodians will custody all of the Trust’s Portfolio Crypto Assets in one or more segregated account(s) from time to time (the Custodial Accounts), other than the Trust’s Portfolio Crypto Assets which are temporarily maintained in the Trading Balance with the Prime Execution Agent as described below in “The Prime Execution Agent.”

In connection with the Trust Portfolio Crypto Assets entrusted to Coinbase Custody, Coinbase Custody will keep a substantial portion of the private keys associated with the Trust’s Portfolio Crypto Assets in “cold storage” or similarly secure technology (the “Cold Storage Account”), with any remainder of the Custodial Accounts held as a “Hot Storage Account.” Similarly secure technology may include the usage of storage on HSMs that may connect to the internet securely in order to broadcast transactions. A Hot Storage Account is a custodial account at a Custodian that does not have the same enhanced security features of cold storage or similarly secure technology. The Sponsor expects that substantially all of the Trust’s Portfolio Crypto Assets and private keys entrusted to Coinbase Custody will be held in cold storage of Coinbase Custody on an ongoing basis.

In connection with the Trust Portfolio Crypto Assets entrusted to Anchorage Custody, Anchorage Custody will maintain the private keys associated with the Trust Portfolio Crypto Assets in HSMs with embedded built-in custom business logic designed to provide security for the Trust Portfolio Crypto Assets held by Anchorage Custody or similarly secure technology. These HSMs may connect to the internet securely in order to broadcast transactions. While such connectivity is intended to be limited and secure, it may nonetheless expose the system to cybersecurity risks, including potential vulnerabilities in software, firmware, or network architecture. Any compromise of the HSM environment, including unauthorized access or exploitation of its internet-connected features, could result in the loss or theft of digital assets, and may adversely affect the value of the Shares or the Trust’s ability to transact. The Sponsor expects that substantially all of the Trust’s Portfolio Crypto Assets and private keys entrusted to Anchorage Custody will be held HSMs with embedded built-in custom business logic or similarly secure technology of Anchorage Custody on an ongoing basis.

Custody of Portfolio Crypto Assets typically involves the generation, storage, and utilization of private keys. These private keys are used to effect transfer transactions (i.e., transfers of Portfolio Crypto Assets from an address associated with the private key to another address). Coinbase Custody utilizes cold storage when custodying the Trust Portfolio Crypto Assets. Cold storage of private keys may involve keeping such keys on a non-networked computer or electronic device or storing the private keys on a storage device or printed medium and deleting the keys from all computers. Cold storage is a safeguarding method with multiple layers of protections and protocols, by which the private key(s) corresponding to the Trust’s Portfolio Crypto Assets is (are) generated and stored in an offline manner. Private keys are generated in offline computers that are not connected to the internet so that they are resistant to being hacked. By contrast, in hot storage, the private keys are held online, where they are more accessible, leading to more efficient transfers, though they are potentially more vulnerable to being hacked. While Coinbase Custody will generally keep all of the Trust’s Portfolio Crypto Assets in cold storage on an ongoing basis, it is possible that, from time to time, portions of the Trust’s Portfolio Crypto Assets will be held outside of cold storage temporarily as part of trade facilitation in connection with creations and redemptions of Baskets, to sell Portfolio Crypto Assets including to pay Trust expenses not assumed by the Sponsor, as necessary. The Trust’s Portfolio Crypto Assets held in the Cold Storage Account by Coinbase Custody are held in segregated wallets and therefore are not commingled with the Coinbase Custody’s or other customer assets. The private key materials are stored within secure storage facilities within the U.S. and Europe. For security reasons exact locations are never disclosed. A limited number of employees at Coinbase Custody are involved in private key management operations, and Coinbase Custody has represented that no single individual has access to full private keys. Coinbase Custody carefully considers the design of the physical, operational, and cryptographic systems for secure storage of the Trust’s private keys in an effort to lower the risk of loss or theft. No such system is perfectly secure and loss or theft due to operational or other failure is always possible.

Anchorage Custody utilizes HSMs with built-in logic when custodying the Trust Portfolio Crypto Assets. Storage of private keys on HSMs with built-in logic involves keeping such keys on a networked computer or electronic device with custom policy rules embedded directly inside the HSM allowing the hardware itself to validate and approve or reject transactions. Storage in an HSM with built-in logic is a safeguarding method with multiple layers of protections and protocols, by which the private key(s) corresponding to the Trust’s Portfolio Crypto Assets is (are) generated and stored. Private keys are generated in computers that instead of blindly signing data, check consensus requirements, whitelists, and other policies before any transactions are approved so that they are resistant to being hacked. This ensures that even if external systems are compromised, unauthorized transactions involving the Trust’s Portfolio Crypto Assets cannot be approved. By holding the private keys in devices that are capable of limited and controlled network connectivity, they are more accessible than if they were held in non-networked devices. The Trust’s Portfolio Crypto Assets held on HSMs by Anchorage Custody are held in segregated wallets and therefore are not commingled with Anchorage Custody’s or other customer assets. The private key materials are stored within secure storage facilities within the United States, including within HSMs located in such facilities. For security reasons exact locations are never disclosed. The HSM-based storage described above is capable of limited network connectivity and may therefore be characterized as a form of “warm” storage (i.e., not fully cold/offline storage and not continuously connected “hot” storage). A limited number of employees at Anchorage Custody are involved in private key management operations, and Anchorage Custody has represented that no single individual has access to full private keys. Anchorage Custody carefully considers the design of the physical, operational and cryptographic systems for secure storage of the Trust’s private keys in an effort to lower the risk of loss or theft. No such system is perfectly secure and loss or theft due to operational or other failure is always possible.

The Custodians’ respective internal audit teams perform periodic internal audits over custody operations, and the Custodians have each represented that Systems and Organizational Control attestations covering private key management controls are also performed on the Custodians by an external provider.

Portfolio Crypto Assets custodied by the Custodians are not commingled with assets of the Custodians or their affiliates or with assets of other customers of Custodians. Neither the Trust, the Sponsor, nor any other entity is permitted to lend, pledge, hypothecate, or rehypothecate any of the Trust’s Portfolio Crypto Assets. The Custodians have also agreed in the Custodian Agreements that they will not, directly or indirectly, lend, pledge, hypothecate or rehypothecate any of the Trust’s Portfolio Crypto Assets, and that the Trust’s Portfolio Crypto Assets are not treated as general assets of the Custodians but are instead considered custodial assets that remain the Trust’s property. Additionally, Coinbase Custody has agreed to provide the Trust or its authorized independent public accountant with confirmation of or access to information sufficient to confirm the Portfolio Crypto Assets held by Coinbase Custody for the Trust and that the Trust’s Portfolio Crypto Assets are held in a separate, segregated account under the Trust’s name. The Custodian Agreements do not require that private key information with respect to the Trust’s Portfolio Crypto Assets be kept in a particular physical location.

The Custodians may receive deposits of Portfolio Crypto Assets but may not send Portfolio Crypto Assets without use of the corresponding private keys. In order to send Portfolio Crypto Assets when the private keys are kept in cold storage (as in the case of Portfolio Crypto Assets custodyed with Coinbase Custody), unsigned transactions must be physically transferred to the offline cold storage facility and signed using a software/hardware utility with the corresponding offline keys. At that point, Coinbase Custody can upload the fully signed transaction to an online network and transfer the Portfolio Crypto Assets. Because Coinbase Custody may need to retrieve private keys from offline storage prior to initiating transactions, the initiation or crediting of withdrawals or other transactions may be delayed. In order to send Portfolio Crypto Assets when the private keys are kept in HSMs (as in the case of Portfolio Crypto Assets custodyed with Anchorage Custody), unsigned transactions must be approved by a consensus of authorized users via multiple layers of biometric authentication. At that point, Anchorage Custody can validate the fully signed transaction and transfer the Portfolio Crypto Assets. Because Anchorage Custody will need approval from a consensus of authorized users, the initiation or crediting of withdrawals or other transactions may be delayed.

Under the Coinbase Custodian Agreement, Coinbase Custody’s liability is limited as follows, among others: (i) other than with respect to claims and losses arising from spot trading of Crypto Assets, or fraud or willful misconduct, among others, Coinbase Custody’s aggregate liability under the Coinbase Custodian Agreement shall not exceed the greater of (A) the greater of (x) $5 million and (y) the aggregate fees paid by the Trust to Coinbase Custody in the 12 months prior to the event giving rise to Coinbase Custody’s liability, and (B) the value of the affected Crypto Assets or cash giving rise to Coinbase Custody’s liability; (ii) in respect of Coinbase Custody’s obligations to indemnify the Trust and its affiliates against third-party claims and losses to the extent arising out of or relating to, among others, Coinbase Custody’s violation of any law, rule, or regulation with respect to the provision of its services, Coinbase Custody’s liability shall not exceed the greater of (A) $5 million and (B) the aggregate fees paid by the Trust to Coinbase Custody in the 12 months prior to the event giving rise to Coinbase Custody’s liability; and (iii) in respect of any incidental, indirect, special, punitive, consequential or similar losses, Coinbase Custody is not liable, even if Coinbase Custody has been advised of or knew or should have known of the possibility thereof. Coinbase Custody is not liable for delays, suspension of operations, failure in performance, or interruption of service to the extent it is directly due to a cause or condition beyond the reasonable control of Coinbase Custody. Under the Coinbase Custodian Agreement, except in the case of its negligence, fraud, material violation of applicable law, or willful misconduct, Coinbase Custody shall not have any liability, obligation, or responsibility for any damage or interruptions caused by any computer viruses, spyware, scareware, Trojan horses, worms, or other malware that may affect the Trust’s computer or other equipment, or any phishing, spoofing, or other attack, unless Coinbase Custody fails to have commercially reasonable policies, procedures, and technical controls in place to prevent such damages or interruptions.

Coinbase Global maintains a commercial crime insurance policy, which is intended to cover the loss of client assets held by the Coinbase Insureds, including from employee collusion or fraud, physical loss including theft, damage of key material, security breach or hack, and fraudulent transfer. The insurance maintained by the Coinbase Insureds is shared among all of Coinbase’s customers, is not specific to the Trust or to customers holding Crypto Assets with Coinbase Custody or Prime Execution Agent and may not be available or sufficient to protect the Trust from all possible losses or sources of losses.

Coinbase Custody may terminate the Coinbase Custodian Agreement for any reason upon providing the applicable notice to the Trust, or immediately for Cause (as defined in the Coinbase Custodian Agreement), including, among others, if the Trust materially breaches the Prime Execution Agreement and such breach remains uncured, undergoes a bankruptcy event, or fails to repay Trade Credits. Coinbase Custody may terminate the Coinbase Custodian Agreement for any reason upon providing 180 days’ notice to the Trust, or immediately for Cause (as defined below). Coinbase Custody’s Agreement forms a part of the Prime Execution Agreement and is subject to the termination provisions in the Prime Execution Agreement. These termination provisions are described in more detail in “The Prime Execution Agent” below.

Under the Anchorage Custodian Agreement, except for Anchorage Custody’s gross negligence, willful misconduct or fraud, Anchorage Custody shall not be liable for any losses, whether in contract, tort or otherwise, incurred by the Trust, for any amount in excess of fees paid by the Trust in the twelve (12) months prior to when the liability arises. Further, in no event will Anchorage Custody be liable (i) for acts or omissions under a mere negligence standard, (ii) losses which arise from Anchorage Custody’s compliance with applicable laws, including sanctions laws administered by OFAC; or (iii) special, indirect or consequential damages, or lost profits or loss of business arising in connection with the Anchorage Custodian Agreement. This limitation of liability shall not limit any losses or claims arising from Anchorage Custody’s gross negligence, willful misconduct or fraud. Anchorage Custody shall not be liable to the Trust for delays, suspension of operations, whether temporary or permanent, failure in performance of the Anchorage Custodian Agreement, or interruption of service in each case to the extent it is directly due to a cause or condition entirely beyond the reasonable control of Anchorage Custody.

Anchorage Custody is not subject to the protections or insurance provided by the FDIC or SIPC. Any insurance coverage obtained by or for Anchorage Custody is solely for the benefit of Anchorage Custody and does not guarantee or insure the Trust in any way.

The Trust or Anchorage Custody may terminate the Anchorage Custodian Agreement in its entirety for any reason and without cause by providing written notice at least thirty (30) days’ prior to the expiration of the then current term of the Anchorage Custodian Agreement. Both the Trust and Anchorage Custody may terminate the Anchorage Custodian Agreement for cause upon a material breach which is not cured within thirty (30) days after receipt by the breaching party of written notice from the non-breaching party of such breach. The Anchorage Custodian Agreement may also be terminated immediately by either party, without an opportunity to cure, upon written notice under certain circumstances outlined in the Anchorage Custodian Agreement.

The Transfer Agent will facilitate the settlement of Shares in response to the placement of creation orders and redemption orders from Authorized Participants. The Trust has entered into the Cash Custody Agreement with BNY Mellon under which BNY Mellon acts as custodian of the Trust’s cash and cash equivalents.

The Trust may engage third-party custodians or vendors besides the Custodians and the Cash Custodian to provide custody and security services for all or a portion of its Portfolio Crypto Assets and/or cash, and the Sponsor will pay the custody fees and any other expenses associated with any such third-party custodian or vendor. The Sponsor is responsible for overseeing the Custodians and the Trust’s other service providers. The Sponsor may, in its sole discretion, add or terminate Custodians at any time. The Sponsor may, in its sole discretion, change the custodians for the Trust’s Portfolio Crypto Assets, but it will have no obligation whatsoever to do so or to seek any particular terms for the Trust from other such custodians. However, the Sponsor will only enter into Portfolio Crypto Assets custody arrangements with custodians that meet the Sponsor’s criteria, including an agreement to maintain Trust assets in a segregated account, to maintain insurance and to store the Trust’s private keys in cold storage or in such other manner as the Sponsor determines provides reasonable protection for the Trust’s assets from loss or theft.

The following supersedes and replaces the “Conflicts of Interest—Conflicts of Interest for the Prime Execution Agent, the Custodian and the Trade Credit Lender” on page 53 of the Prospectus:

Conflicts of Interest for the Prime Execution Agent, Coinbase Custody and the Trade Credit Lender

The Prime Execution Agent, Coinbase Custody, and the Trade Credit Lender are affiliates of Coinbase Global. As affiliates, the Coinbase Entities may have actual or potential conflicts of interest when executing the Trust’s orders. As a result of these and other conflicts, when acting as principal, the Coinbase Entities may have an incentive to favor their own interests and the interests of their affiliates over the Trust’s interests and have in place certain policies and procedures that are designed to mitigate such conflicts. For additional information on the conflicts of interest of the Coinbase Entities, see “The Prime Execution Agent and the Trade Credit Lender—The Prime Execution Agent.”

The following supersedes and replaces the “Material Contracts—Custodian Agreement” on page 58 of the Prospectus:

Coinbase Custodian Agreement

Pursuant to the Coinbase Custodian Agreement, Coinbase Custody is responsible for providing the Trust with segregated cold-wallet digital-asset custody. The Trust’s assets with Coinbase Custody are held in segregated wallets and are therefore not commingled with corporate or other customer assets. Coinbase Custody also segregates each of the accounts (comprising multiple wallets in some cases) that a client (such as the Trust) may hold with Coinbase Custody, and each such account’s balance represents the account’s on-chain balance, which can be independently verified by the client or third-party auditors as needed. This approach applies to each asset supported by Coinbase Custody.

Private key materials are generated and subsequently stored in a form whereby no private key is stored in a decrypted format. The private key materials are stored within Coinbase Custody’s secure storage facilities within the U.S. and Europe. For security reasons, these exact locations are never disclosed.

Personnel supporting key operations are very limited, and Coinbase Custody requires a background check prior to onboarding, and where required, annually thereafter. No single individual associated with Coinbase Custody has access to full private keys. Private key decryption and subsequent transaction signing instead require access to multiple systems and human operators in order to reconstitute a key and perform an on-chain transaction. For security purposes, Coinbase Custody does not disclose specifics around the roles and numbers of individuals involved in these processes.

Coinbase Custody’s parent, Coinbase Global, maintains a commercial crime insurance policy of up to $320 million, which is intended to cover the loss of client assets held by Coinbase Global and all of its subsidiaries, including Coinbase Custody and the Prime Execution Agent (collectively, the Coinbase Insureds), including from employee collusion or fraud, physical loss including theft, damage of key material, security breach or hack, and fraudulent transfer.

Coinbase Custody maintains an Internal Audit team that performs periodic internal audits over custody operations. SOC attestations are also performed on Coinbase Custody’s services. The SOC 1 Type 2 and SOC 2 Type 2 reports produced cover private key management controls. A SOC 1 Type 2 report addresses the controls at a service organization that are likely to be relevant to user entities’ internal control over financial reporting. A SOC 2 Type 2 report addresses controls at a service organization relevant to security, availability, processing integrity, confidentiality, or privacy in order to support users’ evaluations of their own systems of internal control.

Coinbase Custody will not be liable for any amount greater than the value of the supported digital assets on deposit in the Trust’s custodial account(s) at the time of the event giving rise to the liability, subject further to the maximum liability limit of $100 million for each cold storage address.

The Coinbase Custodian Agreement, which is a part of the Prime Execution Agreement, was effective as of the Prime Execution Agreement’s execution on July 29, 2023, and will remain in effect until terminated by either the Trust, Coinbase Custody or the Prime Execution Agent. Coinbase Custody may terminate the Coinbase Custodian Agreement for any reason upon providing the applicable notice to the Trust, or immediately for “Cause” (as defined in the Coinbase Custodian Agreement), including, among others, if the Trust: materially breaches the Prime Execution Agreement and such breach remains uncured, undergoes a bankruptcy event, or fails to repay Trade Credits. Coinbase Custody may terminate the Coinbase Custodian Agreement for any reason upon providing 180 days’ notice to the Trust, or immediately for “Cause.” The Coinbase Custodian Agreement forms a part of the Prime Execution Agreement and is subject to the termination provisions in the Prime Execution Agreement.

The following disclosure is added to immediately precede the “Material Contracts—Prime Execution Agreement” on page 58 of the Prospectus:

Anchorage Custodian Agreement

The Anchorage Custodian Agreement establishes the rights and responsibilities of Anchorage Custody, the Sponsor, and the Trust with respect to the Portfolio Crypto Assets in the Custodial Accounts established and maintained by Anchorage Custody.

Anchorage Custody has been engaged to keep the Trust’s Portfolio Crypto Assets in safe custody. Anchorage Custody will provide the Sponsor with the information that is necessary for third parties to make deposits to the Custodial Accounts. To support the Trust’s ordinary course deposits and withdrawals, Anchorage Custody’s services will allow the Sponsor to receive a recipient address for deposits by a third party, and to initiate the transfer and broadcast to the blockchain supporting the relevant asset. Subject to completed blockchain transactions to the provided recipient addresses and completion of required transaction screening by Anchorage Custody, Anchorage Custody will credit all Portfolio Crypto Assets properly authorized by the Trust or the Sponsor to the Custodial Accounts.

Anchorage Custody will only allow withdrawals of Portfolio Crypto Assets from the Custodial Accounts based on authorized instructions from the Sponsor or the Trust.

Under the Anchorage Custodian Agreement, at minimum, Anchorage Custody (and its affiliates) shall at all times perform its obligations under the Anchorage Custodian Agreement with the reasonable care, skill, and diligence of a prudent, professional, competent, and regulated provider of custody services in the financial industry, unless a higher standard is specified by this agreement or applicable law or regulation. Except for Anchorage Custody’s gross negligence, willful misconduct or fraud, Anchorage Custody shall not be liable for any losses, whether in contract, tort or otherwise, incurred by the Trust, for any amount in excess of fees paid by the Trust in the twelve (12) months prior to when the liability arises. Further, in no event will Anchorage Custody be liable (i) for acts or omissions under a mere negligence standard, (ii) losses which arise from Anchorage Custody’s compliance with applicable laws, including sanctions laws administered by OFAC; or (iii) special, indirect or consequential damages, or lost profits or loss of business arising in connection with the Anchorage Custodian Agreement. This limitation of liability shall not limit any losses or claims arising from Anchorage Custody’s gross negligence, willful misconduct or fraud. Anchorage Custody shall not be liable to the Trust for delays, suspension of operations, whether temporary or permanent, failure in performance of the Anchorage Custodian Agreement, or interruption of service in each case to the extent it is directly due to a cause or condition entirely beyond the reasonable control of Anchorage Custody.

Under the Anchorage Custodian Agreement, the Trust shall defend and indemnify and hold harmless Anchorage Custody, its affiliates, and their respective officers, directors, agents, employees and representatives from and against any and all third party claims and losses arising out of or relating to the Anchorage Custodian Agreement, except to the extent they arise out of (i) Anchorage Custody’s gross negligence, willful misconduct or fraud as determined by a non-appealable, adjudication by an arbiter of competent jurisdiction, provided, however, that Anchorage Custody shall be released and held harmless for any action it take at the direction of the Trust, even if following such direction constitutes gross negligence or willful misconduct by Anchorage Custody or (ii) Anchorage Custody’s breach of any obligations, warranties or representations under the Anchorage Custodian Agreement. This obligation will survive any termination of the Anchorage Custodian Agreement as it relates to the claims and losses arising during the term of the Anchorage Custodian Agreement or as it relates to activity during such term. The Trust may not settle any claim without the prior written consent of Anchorage Custody where such proposed settlement may limit, materially interfere with, or otherwise adversely affect the rights of Anchorage Custody under the Anchorage Custodian Agreement.

The Portfolio Crypto Assets are not subject to the protections or insurance provided by the FDIC or SIPC. Any insurance coverage obtained by or for Anchorage Custody is solely for the benefit of Anchorage Custody and does not guarantee or insure the Trust in any way. There is no third-party insurance held on behalf of the Custodial Accounts.

The Trust does not enjoy audit or inspection rights under the Anchorage Custodian Agreement. The Sponsor relies on Anchorage Custody’s System and Organization Controls (“SOC”) reports to provide assurances as to the controls that support the proof of existence of the Trust’s Portfolio Crypto Assets at Anchorage Custody. SOC reports are internal control evaluations conducted by independent auditors. A SOC 1 report addresses the controls at a service organization that are likely to be relevant to user entities’ internal control over financial reporting. A SOC 2 report addresses controls at a service organization relevant to security, availability, processing integrity, confidentiality, or privacy in order to support users’ evaluations of their own systems of internal control. Anchorage Custody engages an independent auditor to conduct both a SOC 1, Type II audit and a SOC 2, Type II audit. The SOC 1, Type II and SOC 2, Type II reports include controls over private key management.

The Anchorage Custodian Agreement may be modified only by written agreement signed by both the Trust and Anchorage Custody.

The initial term of the Anchorage Custodian Agreement is one (1) year with a renewal term of one (1) year. The Trust or Anchorage Custody may terminate the Anchorage Custodian Agreement in its entirety for any reason and without cause by providing written notice at least thirty (30) days’ prior to the expiration of the then current term of the Anchorage Custodian Agreement. Both the Trust and Anchorage Custody may terminate the Anchorage Custodian Agreement for cause upon a material breach which is not cured within thirty (30) days after receipt by the breaching party of written notice from the non-breaching party of such breach. The Anchorage Custodian Agreement may also be terminated immediately by either party, without an opportunity to cure, upon written notice under certain circumstances outlined in the Anchorage Custodian Agreement.